Exhibit 3.4

Daleco Resources Corporation

Corporate Governance Policy
(Effective April 10, 2008)

I.	Board Composition

1.	Size of the Board of Directors

Consistent with the bylaws of Daleco resources Corporation (the “Company”), the Board of Directors of the Company (the “Board”) believes that the size of the Board generally should be within a range of five to nine directors. A somewhat larger size may be appropriate from time to time in order to accommodate the availability of one or more outstanding candidates. However, the size of the Board shall not exceed the maximum number of directors specified in the bylaws.

2.	Board Membership Criteria

The Nominating and Governance Committee is responsible for articulating and refining specific criteria for Board membership to supplement the more general criteria set forth in its charter and in this policy regarding such matters as integrity, independence, diligence and the like. Also, the Nominating and Governance Committee is responsible for evaluating on an ongoing basis all directors and director candidates based on such characteristics that are needed to increase the Board’s effectiveness are possessed by an appropriate combination of directors.

3.	Proportion and Determination of Independent Directors

The Board believes that as a matter of policy, independent directors (as defined herein) should comprise at least the majority of the Company’s Board. This will not prevent the Board from taking valid actions if, due to a temporary vacancy or vacancies on the Board, there are fewer than the intended proportion of independent directors. Any such vacancies should be filled as soon as practical.

In accordance with the Nasdaq Marketplace Rules, a majority of the Board shall be comprised of independent directors. Also in accordance with the Nasdaq Marketplace Rules, The Audit Committee, Nominating and Governance Committee and Compensation Committee shall each consist of three or more members, which shall be independent directors.

(a)	Independence Criteria

An “independent director” is a person other than an officer or employee of the Company or its subsidiaries or an other individual having a relationship, which in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. A director may not be considered “independent” if such director is excluded from the definition of “independent director” under Nasdaq Marketplace Rules:

(i) A director who is, or at any time during the past three years was, employed by the Company or by a parent or subsidiary of the Company;

(ii) A director who accepted or who has a family member who accepted any payments from the Company or any parent or subsidiary of the Company in excess of $60,000 during any period of twelve (12) consecutive months within the three years preceding the determination of independence, other than the following:

Compensation for board or board committee services;

Payments arising solely from investments in the Company’s securities;

Compensation paid to a family member who is a non-executive employee of the
Company or a parent or subsidiary of the Company; or

Benefits under a tax-qualified retirement plan, or non-discretionary compensation.

(iii) A director who is a family member of an individual who is, or at any time during the past three years was, employed by the Company or a parent or subsidiary of the Company as an executive officer.

(iv) A director who is, or has a family member who is, a partner in, or controlling shareholder or an executive officer of, any organization to which the Company made, or from which the Company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is greater, other than the following:

Payments arising solely from investments in the Company’s securities; or

Payments under non-discretionary charitable contribution matching programs.

(v) A director of the Company who is, or has a family member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the Company serve on the compensation committee of such other entity.

(vi) A director who is, or has a family member who is, a current partner of the Company’s outside auditor, or was a partner or employee of the Company’s outside auditor who worked on the Company’s audit at any time during any of the past three fiscal years.

Family Member. The term “family member” means a person’s spouse, parents, children and siblings, whether by blood, marriage or adoption, or anyone residing in such person’s home.

(b) Additional Independence and Other Criteria for Audit Committee Members

(1) Special Qualifications

In addition to being an independent director, each member of the Audit Committee must not, except in his or her capacity as a member of the Audit Committee, the Board, any Board committee, or any of its consolidated majority-owned subsidiaries: (1) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the Company; or (2) be an affiliated person of the Company or any subsidiary thereof.

Each member of the Audit Committee shall not have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years. Each member of the Audit Committee shall be able to read and understand fundamental financial statements, including a company’s balance sheet, income statement, and cash flow statement. At least one member of the Audit Committee must have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

In addition, at least one member of the Audit Committee, in the judgment of the Board, shall be an “audit committee financial expert” as defined by the rules and regulations of the SEC. A summary of the SEC’s definition of “audit committee financial expert”, as of July 2007, is set forth below.

(i) The term “audit committee financial expert” means a person who has all of the following:

an understanding of the generally accepted accounting principles and financial statements;

an ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves;

experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Company’s financial statements, or experience actively supervising one or more persons engaged in such activities;

an understanding of internal controls and procedures for financial reporting; and

an understanding of audit committee functions.

(ii) The audit committee financial expert should have acquired such attributes through any one or more of the following:

education and experience as a principal financial officer, principal accounting officer, controller, public accountant or auditor or experience in one or more position that involve the performance of similar functions;

experience actively supervising a principal financial officer, principal accounting officer, controller, public accountant, auditor or person performing similar functions;

experience overseeing or assessing the performance of companies or public accountants with respect to the preparation, auditing or evaluation of financial statements; or other relevant experience.

(2) Special Limitations

If an Audit Committee member simultaneously serves on the audit committee of more than three public companies, the Board must determine that such simultaneous service would not impair such member’s ability to serve effectively on the Company’s Audit Committee.

(3) Materiality Determination Based on facts and Circumstances

In assessing the materiality of any existing or proposed director’s relationship with the Company (other than the automatic exclusions from independence described above), the Board will consider all relevant facts and circumstances. Material relationship can include, but are not limited to, commercial, industrial, banking, consulting, legal accounting, charitable and familial relationships. The Board should evaluate materiality not only from the perspective of a director, but also from that of persons or organizations with which the director has a relationship. The Board may adopt categorical standards to assist it in making determinations of independence.

4.	Selection of Directors

The Board and Nominating and Governance Committee should be responsible, in actual practice and not merely as a procedural formality, for selecting members of the Board and in recommending them for election by the stockholders. The Board has delegated the selection and initial evaluation of potential directors to the Nominating and Governance Committee with direct input from the Chairman of the Board and the Chief Executive Officer.

The Board shall be responsible for determining the qualification of an individual to serve on the Audit Committee as a designated “audit committee financial expert,” as required by applicable rules and regulations of the SEC under Section 407 of the Sarbanes-Oxley Act. In light of this responsibility of the Board, the Nominating and Governance Committee shall coordinate closely with the Board in screening any new candidate and in evaluating whether to re-nominate any existing director who may serve in this capacity.

The invitation to join the Board should be extended by the Board itself, through its Chairman of the Board, the Chairman of the Nominating and Governance Committee and the Chief Executive Officer of the Company.

5.	Directors Who Change Their Corporate Affiliations

Any Director who changes his or her employer or otherwise has a significant change in job responsibilities, or who accepts or intends to accept a directorship with another company that he or she did not hold when such director was most recently elected of such Board, shall give prompt written notice to the Board, specifying the details of such change in employment or acceptance of a director position with another company. Any such director shall indicate in the written notice to the Board such director’s willingness to submit his or her resignation from the Board and from each Board committee on which such director serves in the event that the Board, through the Nominating and Governance Committee, determines that it is not appropriate for such director to continue to serve on the Board or any Board committee.

The Board, through the Nominating and Governance Committee, will review the continued appropriateness of such director’s membership on the Board and each applicable Board committee, taking into account all relevant factors and the rules and regulations of the SEC and Nasdaq. In the event that it is determined that it is inappropriate for the director to continue on the Board or any Board committee, the Board shall request that the affected director submit his or her resignation from the Board or any such committee, as the case may be. In some instances, it may be appropriate even if such person is to be replaced as a member of one or more Board committees even if such person is retained as a director.

6.	No Pre-Determined Term Limits

In lieu of pre-determined term limits for directors, the Nominating and Governance Committee will evaluate each director’s continued services on the Board in connection with each annual decision regarding whether such director should be re-nominated to the Board and at such other times as may be appropriate in particular circumstances. In connection with each annual decision regarding re-nominations, each director should be given an opportunity to confirm his or her desire to continue as a member of the Board.

7.	Retirement Age

At the present time, the Board has not established a mandatory retirement age for Company’s directors. The Board believes that taking advantage of the experience and skills of its directors are critical to the success of the Company and as such an individual age should not be the sole factor for limiting their contribution to the Company’s Board. The Board, through the Nominating and Governance Committee, will review on an annual basis the continued appropriateness of each director’s membership on the Board regardless of age.

II. Board Leadership

1.	Selection of Chairman and Chief Executive Officer

The Board should have flexibility to decide whether it is best for the Company at a given point in time for the roles of Chief Executive Officer and Chairman of the Board to be separate or combined, and, if separate, whether the Chairman should be selected from the independent directors or be an employee.

III. Board Compensation and Performance

1. Board Compensation Review

At present, the Company does not compensate its directors except for (1) out-of-pocket expenses incurred as a result of attending meetings, (2) the performance of duties associated with special committees and (3) those independent directors that qualify for participation in the Company’s Non-Qualified Independent Directors Stock Option Plan.

It is appropriate, however, for the staff of the Company to report annually to the Compensation Committee regarding the status of the Company’s Board compensation in relation to other comparable U.S. companies.

Changes in Board compensation, if any, should come at the suggestion of the Compensation Committee, but with full discussion and concurrence by the Board.

2. Assessing the Performance of the Board as a Whole

The Nominating and Governance Committee is responsible to report annually to the Board regarding the Committee’s assessment of the performance of the Board as a whole. This report will be discussed with the full Board. This report should specifically review areas in which the Board and/or management believes a better contribution could be made. The purpose of this assessment is to increase the effectiveness of the Board as a whole, not to focus on individual Board members.

IV. Board of Director’s Responsibilities

The Company’s Board of Directors represents the stockholders’ interest in perpetuating a successful business and optimizing long-term financial returns in a manner consistent with applicable legal requirements and ethical considerations. The Board is responsible for identifying and taking reasonable actions to help assure that the Company is managed in a way designed to achieve this result. Consistent with the importance of the Board’s responsibilities, each director is expected to be familiar with the Company’s business and public disclosures, to review in advance of Board Meetings all related materials distributed to the Board and to attend and participate in meetings of the Board and meetings of any committee or which such director is a member.

1. Selection, Evaluation and Retention of Chief Executive Officer and Oversight of Selection and Performance of Other Executive Officers

The Board, with assistance from the Nominating and Governance Committee and the Compensation Committee, has the responsibility to select, evaluate the performance of and make decisions about the retention of the Chief Executive Officer, to oversee the selection and evaluation of the performance of other executive officers, to plan for management succession, and to monitor on a regular basis the effectiveness and execution of management strategies and decisions in optimizing the Company’s long-term financial returns in a manner consistent with applicable legal requirements and ethical considerations. The Compensation Committee has the responsibility to evaluate the compensation for the Chief Executive Officer and other executive officers of the Company.

2. Understanding, Reviewing and Monitoring Implementation of Strategic Plans and Annual Operating Plans and Budgets

The Board is responsible for overseeing and understanding the Company’s strategic plans from inception through development and execution and should regularly monitor implementation of such plans to determine whether they are being implemented effectively and whether any changes are needed. The Board also is responsible for overseeing and understanding the Company’s annual operating plans and annual budgets and for monitoring whether these plans are being implemented effectively and within budgetary limits.

3. Selection and oversight of Independent Auditors and Financial Statements

The Audit Committee of the Board has sole responsibility to appoint, compensate and replace the Company’s independent accounting firm that audits the Company’s financial statements and to pre-approve the engagement terms and the provision of any audit and non-audit services performed by such accounting firm for the Company. The Audit Committee will have direct responsibility, for monitoring the performance of such accounting firm and guarding against any compromise of its independence, as well as overseeing the financial statements prepared by management, with the goal of assuring that they fairly present the Company’s financial condition, results of operations, cash flows and related risks in a clear and understandable manner.

4. Advising Management on Significant Issues

The Board is responsible for utilizing its range of experiences and perspectives of directors to advise and counsel management, both in meetings and in informal consultations, on significant issues facing the Company.

5. Review and Approval of Significant Company Actions

The Board is responsible under applicable state corporate law to review and approve significant actions by the Company, including election of executive officers, declaration of dividends and major transactions. In addition, the Board is responsible for approving certain actions by the Company as set forth in this policy and any other Company policies that may be adopted from time to time by the Board, or as otherwise required by any applicable national securities exchange or national securities association on which the Company’s securities are traded.

6. Nominating Directors and Committee Members and Overseeing Effective Corporate Governance

The Board and the Nominating and Governance Committee are responsible for (a) evaluating and nominating directors and members of Board committees, (b) overseeing the structure and practices of the Board and the committees and (c) overseeing other corporate governance matters, as more fully set forth in this policy and the charter of the Nominating and Governance Committee.

7. Consideration of Other Constituencies

In addition to fulfilling its obligation to increase shareholder value, the Board should consider the impact of various actions and decisions on the Company’s customers, employees, suppliers and the communities where it operates.

V. Management’s Responsibilities

Management is responsible for operating the Company in an effective, ethical and legal manner designed to produce value for the Company’s stockholders consistent with the Company’s policies and standards, including this policy. Management also is responsible for enforcing and complying with mandatory provisions of the Company’s policies and standards. Senior management is responsible for understanding the Company’s income-producing activities and the material risks being incurred by the Company and also is responsible for avoiding conflicts of interest with the Company and its Stockholders.

1. Financial Statements and Disclosures

Management is responsible for producing, under the oversight of the Board and the Audit Committee, financial statements that fairly present the Company’s financial condition, results of operations, cash flows and related risks in a clear and understandable way, for making timely and complete disclosures to investors, and for keeping the Board and the appropriate committees of the Board well-informed on a timely basis as to all matters of significance to the Company.

2. Strategic Planning

The Chief Executive Officer and senior management are responsible for developing and presenting to the Board the Company’s strategic plans and for implementing those plans as approved by the Board.

3. Annual Operating Plans and Budgets

The Chief Executive Officer and senior management are responsible for developing and presenting to the Board the Company’s annual operating plans and budgets and for implementing those plans and budgets as approved by the Board.

4. Effective Management and Organizational Structure

The Chief Executive Officer and senior management are responsible for selecting qualified members of management and for implementing and working within an effective organizational structure appropriate for the Company’s particular circumstances.

5. Ethical Standards

Senior management, and especially the Chief Executive Officer, is responsible for setting a tone of integrity, ethics and compliance on the part of all persons associated with the Company, with applicable legal requirements and with the Company’s policies and standards.

6. Internal Controls and Procedures

Senior management is responsible for developing, implementing and monitoring an effective system of internal controls and procedures to provide reasonable assurances that: the Company’s transactions are properly authorized; the Company’s assets are safeguarded against unauthorized or improper use; and the Company’s transaction are properly recorded and reported. Such internal controls and procedures also shall be designed to permit the preparation of financial statements for the Company in conformity with U.S. generally accepted accounting principles or any other criteria applicable such statements as may be required for time to time.

7. Disclosure Controls and Procedures

Senior management is also responsible for establishing, maintaining and evaluating the Company’s Disclosure and Control Procedures. Disclosure Controls and Procedures as used herein shall mean the controls and other procedures of the Company that are designed to ensure that information required to be disclosed by the Company in the reports filed by it under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Disclosure Controls and Procedures included, but are not limited to, controls and procedures designed to ensure that information required to be disclosed by the Company in the reports it files under the Securities Exchange Act of 1934 is accumulated and communicated to the Company’s management, including its principal executive and financial officers, to allow timely decisions regarding required disclosure.

VI. Board Relationship to Senior Management

1. Regular Attendance on Non-Director/Executive Officers at Board Meetings

Except as otherwise determined in particular circumstances by the Chairman of the Board or the Chief Executive Officer, the Board welcomes the regular attendance of the Company’s executive officers who are not members of the Board at each Board meeting.

2. Board Access to Senior Management

The Board (meeting as a whole, as well as the independent directors meeting separately and each director individually) and each Board committee will have complete access to the Company’s management.

Furthermore, the Board encourages the executive officers to bring non-executive managers to the Board meetings, from time to time, who: (a) can provide additional insight into the items being discussed because of their personal involvement in these areas, or (b) represent non-executive managers with future potential that the senior management believes should be given exposure to the Board.

3. The Board believes that the Company’s management has the authority and responsibility to provide the public spokesperson for the Company. Individual members of the Board may, from time to time at the request of the Management, meet or otherwise communicate with various constituencies that are involved with the Company. If comments from the Board are appropriate, they should, in most circumstances, come from the Chairman of the Board.

VII. Meeting Procedures

1. Selection of Agenda Items for Board meetings

The Chairman of the Board and the Chief Executive Officer (if the Chairman is not the Chief Executive Officer) will establish the agenda for each Board meeting and will include in each such agenda any item submitted by any director, time permitting and will notify such submitting director of the basis for deferring such item to a later meeting.

2. Board Material Distributed in Advance

Management shall be responsible for assuring that, as a general rule, information and data that are important to the Board’s understanding of the Company’s business and to all matters expected to be considered and acted upon by the Board be distributed in writing to the Board sufficiently in advance of each Board meeting and each action to be taken by written consent to provide the directors a reasonable time to review and evaluate such information and data. Management will make every attempt to see that this material is as concise as feasible, while still providing sufficient information to permit the Board to be appropriately informed of material matters to be considered at each Board meeting or other Board action.

It is recognized that circumstances will arise when it is not feasible to provide information relating to certain agenda items in advance (or at least not with much advance notice) of a Board meeting or an action to be taken by written consent. In such event, reasonable steps shall be taken (which may include extending the length of the Board meeting to allow more discussion, adjourning the meeting for a brief period to allow directors time to review such information, deferring a vote until a follow-up telephonic meeting, or other measures as appropriate) to permit the directors to become reasonably informed as to the matter before voting on it. Each director shall have the obligation of informing the Company’s management of there respective locations and for providing contact information for such location for the two week period prior to any scheduled Board meeting to facilitate the distribution of information and data.

As a general rule, presentations on specific subject scheduled for Board meetings should also be sent to the Board members in advance so that Board meeting time may be conserved and discussion time focused on the questions the Board may have about the material. On those occasions in which the subject matter is too sensitive to distribute in written form, there will be a time scheduled for full discussion of the presentation at the meeting.

3. Separate Executive Session Meetings of Independent Directors

The independent directors (as defined in this policy) shall meet separately from the other directors in a regularly scheduled executive session at least annually, without the presence of management directors or executive officers of the Company. Such meetings shall be held at such times as may be determined by the majority of the Independent Directors.

VIII. Committee Matters

1. Number, Structure and Independence of Committees

The Board shall have an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee, which shall have the respective responsibilities described in their charters and, subject to regulatory rules, shall consist solely of independent directors. In addition, the Board may from time to time appoint one or more additional committees, such as an Executive Committee. To the extent the Executive Committee is taking action solely on a matter expressly delegated to it by the Board, consistent with the provisions of this policy and applicable law, such as fixing the price and other terms within parameters set by the Board for securities to be sold in a public offering by the Company, the Executive Committee, the executive Committee need not include any independent directors. With the exception of the Executive Committee, any additional committee shall have at least one independent director and if possible, enough independent directors to satisfy the same proportion of independent directors to non-independent directors as that proportion applies to the entire Board at the time. If and when the Board appoints any such committee, the Board shall, by resolution or otherwise, clearly define in writing the responsibilities of such committee.

2. Assignment and Rotation of Committee Members

The Nominating and Governance Committee is responsible, after consultation with the Chief Executive Officer and with consideration of the desires of individual Board members, for the assignment of Board members to various committees.

Consideration will be given to rotating committee members periodically at five year intervals, but the Board does not believe that such rotation should be mandated as a policy because there may be reasons at a given point in time to maintain an individual directors’ committee membership for a longer period.

3. Frequency and Length of Committee Meetings

Subject to any requirements in the applicable committee charter regarding the frequency of Committee meetings or this policy, each committee chairman, in consultation with committee members, will determine the frequency and length of the meetings of the their respective committee.

4. Committee Agenda, Background Materials and Reports

The Chairman of each Board committee, in consultation with the appropriate members of management and staff, will develop the committee’s agenda. Management will be responsible for assuring that, as a general rule, information and data that are important to the committee’s understanding of the matters within the committee’s authority and the matters to be considered and acted upon by a committee are distributed to each member of such committee sufficiently in advance of each such meeting or action by written consent to provide a reasonable time for review and evaluation of such information and data. The other provision applicable under section VII.2 of this policy regarding distribution of Board material in advance shall apply equally to the distribution of committee material in advance. The agenda for each committee meeting shall be distributed to other members of the Board at the same time it is distributed to committee members. In addition, each Board committee shall keep and prepare written minutes of keep meeting held by each such Board committee.

At each Board meeting, the Chairman of each committee or his or her delegate shall report on the matters considered and acted upon such committee at each meeting or by written consent since the preceding Board meeting, except to the extent such matter was covered in a previous written report to the full Board, and shall be available to answer any questions the other directors may have regarding the matters considered and actions by such committee.

IX. Miscellaneous Provisions

1. Resources

The Board and Board committees (to the extent so provided in the applicable committee charters or otherwise authorized by the Board) may use reasonable amounts of time of the Company’s internal and independent accountants, internal and outside lawyers and other internal staff to assist and advise the Board (and any of its committees that are authorized to seek such advice and assistance) in connection with its responsibilities. The Board and any such committees shall keep the Company’s management advised as to the general range of anticipated expenses for outside consultants and shall make themselves aware of the Company’s available funds for such outside consultants.

2. Reliance

Each director is entitled to rely in good faith on (1) corporate records, corporate officers, corporate employees or board committees or (2) other persons selected with reasonable care as to matters reasonably believed to be within the person’s professional or expert competence. The Board shall assess the qualification of all such persons on whom it relies, shall inquire as to the processes used by such persons to reach their decisions, prepare their reports and make their recommendations and also shall inquire as to the substance of such matters, and shall hold such persons accountable for any follow-up reasonably needed to satisfy the Board.

3. Director Orientation

Each new director, except to the extent unnecessary for any director who is an executive officer of the Company, shall be given a thorough orientation with respect to his or her duties as a director, including (a) receiving copies of the following: (i) Corporate Bylaws; (ii) Code of Ethics; (iii) this Governance Policy, and (b) meetings with the Company’s Chief Executive Officer and other such senior management as requested, in an effort to receive sufficient background material with respect to the Company, its business and issues of particular significance to the Company. Each new director and each new member of any Board committee shall cooperate in fulfilling any additional orientation guidelines that may be recommended generally or on an ad hoc basis by the Nominating and governance Committee to help assure that such director has the necessary skills to perform his or her responsibilities as a director and/or new member of any Board Committee.

4. Disclosure of this policy

This policy, the Board committee charters and any code or codes of business ethics, will be posted on the Company’s website and also will be available in print to any stockholder requesting it. Such availability on the Company’s website and in print will be noted in the Company’s annual report to stockholders.

5. Code of Ethics

The Company will maintain, and the Audit Committee will oversee compliance with, a code of ethics.